Exhibit 10.10

Transphorm Inc.	115 Castilian Drive, Goleta, CA 93117	805-456-1300

October 14, 2015
Cameron McAulay
[Address]

Re: Transphorm, Inc. Employment Offer
Dear Cameron,
I am pleased to offer you a position with Transphorm, Inc. (the “Company”) as CFO commencing on or before November 2, 2015. If you decide to join the Company, you will report to Mario Rivas, CEO, and you will receive a rate of $8,653.84 bi-weekly ($225,000.00 annual equivalent) less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. This is a full-time, exempt position.
As a full-time exempt Company employee, you will also be eligible to accrue 29 days of paid time off annually, subject to the Company’s PTO policy, and certain standard employee benefits, as such may be in effect from time to time and subject to the terms and conditions of the Company’s benefits plans. You should note that the Company may modify salaries and benefits from time to time in its discretion as it deems necessary.
If you join the Company and subject to your continued employment on such date, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 750,000 shares of the Company’s Common Stock, pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”), at a price per share at least equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Twenty-five percent (25%) of the shares subject to the option shall vest twelve (12) months after the date your vesting begins, subject to your continuing employment with the Company, no shares shall vest before such date. The remaining shares shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Plan and related Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
This job offer is contingent upon a clearance of a background investigation and reference check, in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Refer to the attached Background Check Disclosure and

Transphorm, Inc.
Employment Offer Letter

Authorization for important disclosures and a written authorization form. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.
You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. As a condition to accepting our employment offer, you shall disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information in performing your duties for the Company.
As a Company employee, you will be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Information Agreement (“Employee Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Moreover, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree under the Employee Confidentiality Agreement to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. A copy of the Employee Confidentiality Agreement is enclosed. As a Company employee, you will also be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company’s Employee Handbook.
To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with the Employee Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any

Transphorm, Inc.
Employment Offer Letter

representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. The Plan and related stock option agreement will govern the terms of any stock option granted to you by the Board of Directors.
This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned within five (5) days of the date of this letter.
We believe your background and skills will add significant value to the Transphorm team and look forward to working with you at Transphorm, Inc.

Sincerely,

Transphorm, Inc.

By:	/s/ Mario Rivas
Name:	Mario Rivas
Its:	CEO
This letter encompasses all aspects of the employment offer and supersedes and replaces any prior offers, understandings, representation, promises, or agreement by or on behalf of Transphorm, Inc. If this letter accurately summarizes our proposed employment relationship, please indicate your acceptance by signing below.

ACCEPTED AND AGREED TO this

16 day of October, 2015

/s/ Cameron McAulay
Cameron McAulay